Serina Therapeutics Advances POZ-VMAT2i into Development for Tardive Dyskinesia (TD)
- Novel once-weekly injectable VMAT2 inhibitor targets underserved patients with serious adherence and access challenges –
- Potential expansion into Huntington’s chorea – an underserved indication with high need for long-acting VMAT2 therapy -

HUNTSVILLE, AL, July 29, 2025 (GLOBE NEWSWIRE) -- Serina Therapeutics, Inc. (“Serina”) (NYSE American: SER), a clinical-stage biotechnology company developing its proprietary POZ Platform™ drug optimization technology, today announced the advancement of its novel product candidate, SER-270, a proprietary POZ-conjugated vesicular monoamine transporter 2 (VMAT2) inhibitor in development for the treatment of tardive dyskinesia (TD).
SER-270, also referred to as POZ-VMAT2i, leverages Serina’s proprietary POZ polymer technology to enable long-acting, once weekly subcutaneous administration, offering a potentially transformative alternative to existing oral VMAT2 inhibitors. The candidate is designed to meet the needs of underserved TD patients who struggle with daily medication adherence, including those already managed with long-acting injectable (LAI) antipsychotics.
Addressing Significant Unmet Needs in TD: A Large and Under-Treated Market
TD is a disabling and often stigmatizing movement disorder caused by long-term exposure to antipsychotic medications. It predominantly affects those with chronic psychiatric conditions such as schizophrenia and bipolar disorder who may have difficulty adhering to complex daily medication regimens. While oral VMAT2 inhibitors are the only approved class for TD, uptake remains modest due to underdiagnosis, low disease awareness among clinicians, and the challenges of ensuring daily medication adherence in complex, high-risk populations. It is estimated that fewer than 30% of U.S. TD patients are diagnosed, and less than half of those receive pharmacologic treatment. Despite these challenges, the U.S. TD market exceeded $3.7 billion in sales in 2024, driven by increased recognition and broader reimbursement. Analysts project the market to grow to $5.4 billion by 2030, underscoring the significant opportunity for differentiated therapies that address adherence, access, and administration barriers.
POZ-VMAT2i is uniquely positioned to address these barriers by offering:
•Once-weekly, long-acting injectable administration, critical for patients non-compliant with daily oral medications, including those currently managed with long-acting injectable (LAI) antipsychotics.
•Improved access for institutionalized patients, where daily oral therapy poses logistical challenges for nursing and care staff.
•A non-oral solution for patients with dysphagia (chewing/swallowing difficulties), a common complication among elderly and neurologically impaired individuals.
Expanding into Huntington’s Disease Chorea: A High Need Secondary Indication

Serina also plans to explore development of POZ-VMAT2i for chorea associated with Huntington’s disease, a neurodegenerative disorder marked by progressive movement impairment and often, serious swallowing difficulties. A weekly injectable therapy may offer meaningful advantages over current oral options for this population and their caregivers.
“POZ-VMAT2i embodies Serina’s commitment to solving real-world challenges for patients and caregivers who are often left behind by traditional therapies,” said Steve Ledger, Chief Executive Officer of Serina Therapeutics. “By targeting non-compliant, institutionalized, and dysphagic patients with a transformative once-weekly injectable, we believe we can meaningfully expand access to proven VMAT2 inhibitor therapy and improve patient lives.”
About Serina Therapeutics
Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ Platform™ provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics, and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology. For more information, please visit https://serinatherapeutics.com.
Cautionary Statement Regarding Forward-Looking Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management’s current expectations, plans, beliefs, or forecasts for the future, and are subject to uncertainty and changes in circumstances. Any express or implied statements in this press release that are not statements of historical fact, including statements about the potential of Serina’s POZ polymer technology, are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; and competitive developments. These risks as well as other risks are more fully discussed in Serina’s Annual Report on Form 10-K, and Serina’s other periodic reports and documents filed from time to time with the SEC. The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments. The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For inquiries, please contact:
Stefan Riley
sriley@serinatherapeutics.com
(256) 327-9630